Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER

EARNINGS PER SHARE OF $0.45

•	Advisory revenues of $81.4 million, up 11% from first quarter of prior year

•	Compensation ratio for the first quarter at 53% of total revenues consistent with full year 2012 rate, compared to 50% in first quarter of prior year

•	Pre-tax profit margin of 27% for the first quarter, compared to 30% in first quarter of prior year

•

Total revenues, as well as cost ratios and profit margins, negatively impacted in the quarter by an investment loss of $1.9 million as compared to an investment gain of $9.4 million in first quarter of prior year principally due to mark-to-market value change of our investment in Iridium Communications Inc. (NASDAQ: IRDM)

•	Repurchased 347,778 shares of our common stock during the first quarter through open market transactions and from employees in settlement of tax liabilities due upon vesting of restricted stock

•	Recruited three Managing Directors during the quarter, expanding our global coverage of the financial institutions, insurance and industrial sectors

•	Recruited Senior Advisor focused on expanding relationships with major French and other European companies

NEW YORK, April 17, 2013 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $79.5 million, net income allocated to common stockholders of $13.6 million and diluted earnings per share of $0.45 for the three months ended March 31, 2013.

The Firm’s first quarter 2013 revenues compare with revenues of $82.7 million for the first quarter of 2012, which represents a decrease of $3.1 million, or 4%. Advisory revenues for the quarter were $81.4 million compared to $73.3 million for the first quarter of 2012. Investment revenues for the first quarter of 2013 were negative $1.9 million compared to $9.4 million in the first quarter of the prior year.

The Firm’s first quarter 2013 net income allocated to common stockholders of $13.6 million and diluted earnings per share of $0.45 compare to net income allocated to common stockholders of $16.1 million and diluted earnings per share of $0.53 for the first quarter of 2012.

The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“The first quarter saw a return to the difficult market conditions that have prevailed over much of the past 5 to 6 years, and in that context we are pleased with our financial results for the quarter. Our advisory revenues were up 11% compared to the prior year first quarter. Within that, we benefited from transaction completion fees at a higher level than the quarterly pace for the full year 2012, while transaction announcement fees were meaningfully lower than the full year rate for 2012. Similarly, fund placement fees, which tend to be weighted toward year end, were down from the full year rate for 2012. It is encouraging that our number of active clients and total retainer fees were consistent with last year’s results, indicating a continued high level of active assignments, but as with the market more broadly we saw relatively few transactions get to the announcement stage. Nonetheless, our revenues were sufficient to allow us to achieve a 27% pre-tax profit margin, driven by continued discipline on compensation and non-compensation costs. With the data now clear that we continue to be in a relatively slow transaction environment, we believe our high profit margin, strong dividend and flat share count relative to our large and small competitors will continue to be important distinguishing factors for us, as they have been throughout our 9 years as a public company,” Robert F. Greenhill, Chairman, said.

“The data for M&A transactions globally shows a relatively weak level of activity for the first quarter, which has surprised many after a very strong quarter ending last year. While data bases show global announced transaction volume up slightly versus last year, that data is skewed by duplicative entries and a few very large transactions. Data for transactions completed in the quarter shows similar anomalies, with just two transactions, one a spinoff and one a domestic Russian transaction, comprising approximately a quarter of the total global deal volume. The decline in the number of announced transactions, down 12% versus the prior year first quarter, is more indicative of true current activity levels. And given that last year the early part of the year was the weakest, if the first quarter pace were to continue for the full year the comparison would be even weaker, with 15% fewer transactions, and deal volume would be down even without any adjustment for the data anomalies referred to above,” Scott L. Bok, Chief Executive Officer, said.

“In a market as diverse as the M&A market, where nearly every transaction is driven by a unique set of circumstances, there is no simple answer as to why activity paused after its strong pace late last year. One possible explanation is that the recent sharp rise in equity markets may have resulted in an increased gap between the valuation hopes of those looking to sell assets and the willingness to pay of those looking to purchase them. And undoubtedly memories of the financial crisis have resulted in a lingering conservatism in corporate boardrooms. While we were reluctant in recent months to join those who were heralding a sudden return to peak levels of M&A activity, we remain hopeful as to how the full year will develop,” Mr. Bok added.

“Regardless of the reasons for the relatively quiet quarter, and regardless of when the market again sees more normal levels of transaction activity, we are keeping our focus on the things we are able to impact. Most importantly, that is to continue to increase our share of the global advisory fee pool by demonstrating to clients our uniquely independent and unconflicted approach to the business, the geographic reach of our unified global team of bankers and our deep industry sector expertise. Based on what we can see internally and in the broader market, we see encouraging signs that 2013 should prove to be yet another year of meaningful market share gains for our Firm,” Mr. Bok further commented.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods ended March 31, 2013 and 2012, respectively:

	For the Three Months Ended
	March 31, 2013		March 31, 2012
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$81.4	102%	$73.3	89%
Investment revenues	(1.9)	(2)%	9.4	11%

Total revenues	$79.5	100%	$82.7	100%

Advisory Revenues

For the three months ended March 31, 2013, advisory revenues were $81.4 million compared to $73.3 million in 2012, an increase of 11%. The increase in our advisory revenues in the first quarter of 2013 as compared to first quarter of 2012, resulted from an increase in the number and size of completed engagements. At the same time, worldwide completed M&A volume, influenced by the factors discussed above, increased 22% from $414.6 billion in the first quarter of 2012 to $503.9 billion in the first quarter of 20131.

[1]	Global M&A completed transaction volume for the three months ended March 31, 2013 and March 31, 2012. Source: Thomson Financial as of April 16, 2013.

Completed assignments in the first quarter of 2013 included:

•	the acquisition by Advantage Partners, LLP of Sanyo DI Solutions, Co., Ltd, a subsidiary of Panasonic;

•	the sale of Aegis Group plc to Dentsu Inc.;

•	the merger of Aurelian Oil & Gas plc with San Leon Energy plc;

•	the acquisition by AvalonBay Communities, Inc., along with Equity Residential, of Archstone Enterprise LP;

•	the sale of Performance Coatings, a division of E.I. DuPont de Nemours and Company, to an affiliate of The Carlyle Group;

•	the sale of Goodman Fielder Limited’s Champion flour milling business to Nisshin Seifun Group Inc.;

•	the sale by The Hartford Financial Services Group, Inc. of its Individual Life Insurance business to Prudential Financial, Inc.;

•	the acquisition by Inchcape plc of Trivett Automotive Group;

•	the sale by SUPERVALU Inc. of its New Albertsons, Inc. subsidiary to an investor group led by Cerberus Capital Management L.P.;

•	the sale of TNS, Inc. to Siris Capital Group, LLC; and

•	the acquisition by the Toronto-Dominion Bank Group of the REDcard credit card portfolio from the Target Corporation.

During the first quarter of 2013, our Capital Advisory Group served as global placement agent on behalf of private equity and real estate funds for one interim closing of the sale of limited partnership interests in such funds. We also advised on the secondary market sale of a limited partnership interest.

In addition to the recruitment of Stephen A. Cruise as a Managing Director for our Chicago office, which was reported in our year-end earnings release, the Firm announced in the first quarter the recruitment of two additional Managing Directors. Anne Eastep (most recently a Managing Director with Citigroup) joined the Firm’s New York office, where she will focus primarily on the insurance sector. Carl-Georg Bauer-Schlichtegroll (most recently with Credit Suisse, where he was Vice-Chairman and co-head of Financial Institutions Group EMEA), has joined the Firm in London to lead an expanded focus on financial institutions across Europe.

In addition, the Firm recently announced the recruitment of Jean-Michel Steg as a Senior Advisor to assist in the expansion of the Firm’s client relationships with major French and other European companies.

Investment Revenues

For the first quarter of 2013, the Firm recorded investment revenues of negative $1.9 million compared to investment revenues of $9.4 million in the first quarter of 2012. The decrease in investment revenues of $11.3 million resulted predominately from a decline in the quoted market value of Iridium Communications Inc. (“Iridium”) and is described in more detail below.

The following table sets forth additional information relating to our investment revenues for the three month periods ended March 31, 2013 and 2012:

	Three months ended March 31,
	2013	2012
	(in millions, unaudited)
Net realized and unrealized gains on investments in merchant banking funds	$—	$0.7
Deferred gain on sale of certain merchant banking assets	—	0.1
Net realized and unrealized gain/(loss) in Iridium	(2.1)	8.3
Interest income	0.2	0.3

Total investment revenues	$(1.9)	$9.4

For the first quarter of 2013, the Firm recorded investment revenues of negative $2.1 million on our investment in Iridium due to a decline in the quoted market value during the quarter. During the first quarter of 2012, the quoted market value of our investment in Iridium increased by $8.3 million, which resulted in a change in investment revenues of $10.4 million period to period.

Also, during the first quarter of 2013, the fair value of the Firm’s investment in previously sponsored merchant banking funds remained unchanged as compared to a gain in fair value of $0.7 million recorded in the first quarter of 2012.

During the first quarter of 2013, we continued the liquidation of our investment in Iridium with the sale of 840,000 shares at an average price of $6.69 per share for proceeds of $5.6 million.

At March 31, 2013, our remaining investments consisted principally of our investment in Iridium, which had a value of $25.6 million, and our remaining investments in previously sponsored and other merchant banking funds of $16.6 million.

The investment gains (or losses) from our investment in Iridium and our investments in our historic merchant banking funds may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, and merger and acquisition opportunities. Revenues recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenues that may be realized and/or recognized in future periods.

Expenses

Operating Expenses

Our total operating expenses for the first quarters of both 2013 and 2012 remained constant at $57.9 million. In the first quarter of 2013 our compensation expense increased slightly and our non-compensation declined as compared to the first quarter of 2012, as described in more detail below. Our pre-tax margin was 27% for the first quarter of 2013 as compared to 30% for the first quarter of 2012.

The following table sets forth information relating to our operating expenses for the three months ended March 31, 2013 and 2012, which are reported net of reimbursements of certain expenses by our clients:

	Three months ended March 31, 2013
	2013	2012
	(in millions, unaudited)
Employee compensation and benefits expense	$42.2	$41.2
% of revenues	53%	50%
Non-compensation expense	15.7	16.6
% of revenues	20%	20%
Total operating expense	57.9	57.9
% of revenues	73%	70%
Total income before tax	21.7	24.8
Pre-tax profit margin	27%	30%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2013 were $42.2 million, which reflected a 53% ratio of compensation to revenues. This amount compared to $41.2 million for the first quarter of 2012, which reflected a 50% ratio of compensation to revenues. The increase of $1.0 million, or 2%, resulted from an increase in accrued compensation. We increased the ratio of compensation to revenues in the first quarter of 2013 as compared to the first quarter of the prior year to remain consistent with the compensation ratio we incurred for calendar year 2012.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $15.7 million in the first quarter of 2013 compared to $16.6 million in the first quarter of 2012, reflecting a decrease of $0.9 million, or 5%. The decrease in non-compensation expenses principally resulted from lower amortization of the Australian intangible assets and slightly lower travel costs, professional fees and other operating costs as compared to the first quarter of 2012.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2013 and 2012 remained constant at 20%. For the first quarter of 2013, lower non-compensation expenses as compared to the first quarter of 2012 were spread over slightly lower revenues in the first quarter of 2013, resulting in comparable ratios of non-compensation expenses to revenues for each period.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the first quarter of 2013, the provision for income taxes was $8.1 million, which reflected an effective rate of 37%. This compared to a provision for income taxes in the first quarter of 2012 of $8.7 million, which reflected an effective tax rate of 35%. The decrease in the provision for income taxes in the first quarter of 2013 as compared to the same period in the prior year was attributable to slightly lower pre-tax income allocated to common shareholders in addition to a higher effective rate due to an increase in the proportion of income earned in relatively high tax rate jurisdictions.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2013, we had cash of $34.0 million, investments of $42.2 million and short-term debt of $26.5 million.

During the first quarter, the Firm repurchased 169,809 shares of its common stock in open market purchases and, in addition, repurchased from employees 177,969 restricted stock units at the time of vesting to settle tax liabilities. In aggregate during the quarter, the Firm repurchased 347,778 shares of its common stock at an average price of $58.90 per share, for a total cost of $20.5 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 19, 2013 to common stockholders of record on June 5, 2013.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, April 17, 2013, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s first quarter 2013 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317-6003 (toll-free domestic) or (412) 317-6061 (international); passcode: 0252186. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344-7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10027260. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2012. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2013	2012
Revenues
Advisory revenues	$81,447	$73,255
Investment revenues	(1,856)	9,435

Total revenues	79,591	82,690
Expenses
Employee compensation and benefits	42,183	41,237
Occupancy and equipment rental	4,320	4,265
Depreciation and amortization	1,727	1,971
Information services	2,065	1,884
Professional fees	1,114	1,350
Travel related expenses	3,244	3,445
Interest expense	281	219
Other operating expenses	2,984	3,506

Total expenses	57,918	57,877
Income before taxes	21,673	24,813
Provision for taxes	8,055	8,677

Consolidated net income	13,618	16,136
Less: Net income (loss) allocated to noncontrolling interests	—	—

Net income allocated to common stockholders	$13,618	$16,136

Average shares outstanding:
Basic	30,171,840	30,522,767
Diluted	30,260,963	30,532,162
Earnings per share:
Basic	$0.45	$0.53
Diluted	$0.45	$0.53
Dividends declared and paid per share	$0.45	$0.45